Exhibit 99.1

One Lincoln Street
Boston, MA 02111
United States of America
News Release

Investor Contact: Valerie Haertel	Media Contact: Hannah Grove
+1 617/664-3477	+1 617/664-3377

STATE STREET REPORTS FIRST-QUARTER 2013 GAAP EPS OF $0.98 ON REVENUE OF $2.44 BILLION

FIRST-QUARTER OPERATING-BASIS EPS OF $0.96 ON REVENUE OF $2.47 BILLION

AUTHORIZED TO PURCHASE UP TO $2.1 BILLION OF COMMON STOCK THROUGH MARCH 31, 2014

Boston, MA ...April 19, 2013

In announcing today's financial results, Joseph L. Hooley, State Street's chairman, president and chief executive officer, said, “The first-quarter results reflect good performance and our continued commitment to delivering value-added solutions to our clients across our asset servicing and asset management businesses. The strength in the equity markets, combined with higher volumes and increased volatility in foreign-exchange trading, supported our fee revenue. We continue to control expenses across the organization and generate benefits from our transformation program. As a result, we achieved positive operating leverage as compared to the year-ago quarter.

"Overall, the environment continues to show signs of gradual improvement as reflected by investors shifting into equities. However, given the ongoing fragile state of the global markets, we continue to remain cautious for 2013.

"We continue to prioritize the return of capital to our shareholders. During the first quarter of 2013, we completed the final phase of our $1.8 billion common stock purchase program announced in March 2012 with the purchase of approximately $360 million of our common stock. In March 2013, State Street's Board of Directors approved a $2.1 billion common stock purchase program following the Federal Reserve's 2013 Comprehensive Capital Analysis and Review (CCAR) process, reflecting our continued strong capital position. We also increased our common stock dividend by $0.02 to $0.26 per share during the quarter."

First-Quarter 2013 GAAP Results

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Earnings per common share (EPS) of $0.98 decreased from $1.00 in the fourth quarter of 2012 and increased from $0.85 in the first quarter of 2012. EPS included the effects of $118 million and $105 million in the first quarter of 2013 and first quarter of 2012, respectively, of equity incentive compensation expense for retirement-eligible employees and payroll taxes.

•	Net income available to common shareholders of $455 million decreased from $468 million in the fourth quarter of 2012 and increased from $417 million in the first quarter of 2012.

•	Revenue of $2.44 billion decreased 1% from the fourth quarter of 2012 and increased 1% from the first quarter of 2012.

•	Net interest revenue of $576 million decreased from $622 million in the fourth quarter of 2012 and decreased from $625 million in the first quarter of 2012.

•	Expenses of $1.83 billion decreased from $1.86 billion in the fourth quarter of 2012 and decreased from $1.84 billion in the first quarter of 2012.

•	Return on average common shareholders' equity (ROE) of 9.1% decreased from 9.3% in the fourth quarter of 2012 and increased from 8.8% in the first quarter of 2012.
First-Quarter 2013 Operating-Basis (Non-GAAP) Results(1)

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EPS of $0.96 decreased 14% from $1.11 in the fourth quarter of 2012 and increased 14% from $0.84 in the first quarter of 2012. EPS included the effects of $118 million and $105 million in the first quarter of 2013 and first quarter of 2012, respectively, of equity incentive compensation expense for retirement-eligible employees and payroll taxes.

•	Net income available to common shareholders of $443 million decreased from $521 million in the fourth quarter of 2012 and increased from $410 million in the first quarter of 2012.

•	Revenue of $2.47 billion increased from $2.46 billion in the fourth quarter of 2012 and increased from $2.42 billion in the first quarter of 2012.

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Net interest revenue on a fully taxable-equivalent basis, and excluding conduit-related discount accretion of $31 million, was $577 million, a decrease from $600 million in the fourth quarter of 2012 excluding $52 million of conduit-related discount accretion, and a decrease from $607 million in the first quarter of 2012 excluding $49 million of conduit- related discount accretion.

•	Expenses of $1.81 billion increased from $1.71 billion in the fourth quarter of 2012 and increased from $1.80 billion in the first quarter of 2012.

•	ROE of 8.9% decreased from 10.3% in the fourth quarter of 2012 and increased from 8.6% in the first quarter of 2012.
First-Quarter 2013 Operating-Basis (Non-GAAP) Highlights(1)

•	New Business: Awarded $223 billion in asset servicing mandates and had $5 billion in net new assets to be managed at SSgA.

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Business Operations and Information Technology Transformation program(2): The total incremental pre-tax expense savings in 2013, including the first quarter, are expected to be approximately $220 million.

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Achieved positive operating leverage(3) of 145 basis points compared to the fourth quarter of 2012, excluding the $118 million of expense related to equity incentive compensation for retirement-eligible employees and payroll taxes. Compared to the first quarter of 2012, the Company achieved positive operating leverage of 130 basis points.

•	Capital(4): Estimated pro forma tier 1 common ratio under the June 2012 U.S. Basel III Notices of Proposed Rulemaking (NPRs) was 10.6% as of March 31, 2013.

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Common stock purchases and dividends: Purchased approximately $360 million of our common stock at an average price of $54.95 per share and declared a quarterly common stock dividend of $0.26 per share.

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Results of recently completed 2013 CCAR demonstrated our continued strong capital position. After successfully completing the annual CCAR process in March 2013, the Board of Directors approved a new common stock purchase program authorizing the purchase of up to $2.1 billion of our common stock through March 31, 2014(5).

(1) Operating basis is a non-GAAP presentation. For an explanation of operating-basis information and related reconciliations, refer to the addendum included with this news release.
(2) Estimated pre-tax expense savings relate only to the Business Operations and Information Technology Transformation program and are based on projected improvement from total 2010 operating-basis expenses. Actual total expenses of the Company have increased since 2010, and may increase or decrease in the future, due to other factors.
(3) Operating leverage is defined as the rate of growth of total revenue less the rate of growth of total expenses, each as determined on an operating basis.
(4) Unless otherwise specified, all capital ratios referenced in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further discussion of these ratios and for reconciliations applicable to the tier 1 common ratio. Also, see "Capital" below.
(5) Common stock purchases may be made in various types of transactions, including open-market purchases or transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing of common stock purchases and the number of shares purchased will depend on several factors, including market conditions, State Street's regulatory capital position, its financial performance and investment opportunities. The common stock purchase program does not have specific price targets and may be suspended at any time.

Non-GAAP Financial Measures

In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles (GAAP), management also presents results on a non-GAAP, or operating basis, in order to highlight comparable financial trends and other characteristics with respect to State Street's business operations from period to period. Descriptions of our non-GAAP, or operating-basis financial measures, together with reconciliations of operating-basis information to GAAP-basis information, are provided in the addendum included with this news release.
The table below provides a summary of selected financial information and key ratios for the indicated periods, presented on an operating (non-GAAP) basis where noted. Amounts are presented in millions of dollars, except for per-share amounts or where otherwise noted.

Financial Highlights(1)
(Dollars in millions)	Q1 2013	Q4 2012	% Increase (Decrease)	Q1 2012	% Increase (Decrease)
Total revenue(1)	$2,470	$2,463	0.3%	$2,421	2.0%
Total expenses(1)	1,812	1,714	5.7	1,799	0.7
Net income available to common shareholders(1)	443	521	(15.0)	410	8.0
Earnings per common share(1)	0.96	1.11	(13.5)	0.84	14.3
Return on average common equity(1)	8.9%	10.3%	(140) bps	8.6%	30 bps

Total assets at period-end	$218,189	$222,582	(2.0)%	$187,956	16.1%
Quarterly average total assets	208,265	202,051	3.1	188,178	10.7
Net interest margin(1)	1.31%	1.36%	(5) bps	1.52%	(21) bps
Net unrealized gain (loss) on investment portfolio, after-tax at period-end	$817	$698		$(81)

(1)
Presented on an operating basis, a non-GAAP presentation. Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information. Total revenue for the first quarter of 2012 presented in the table has been adjusted, for comparative purposes, from amounts previously reported to include tax-equivalent adjustments to processing fees and other revenue related to tax credits generated by tax-advantaged investments.

Assets Under Custody and Administration and Assets Under Management
(Dollars in billions)	Q1 2013	Q4 2012	% Increase (Decrease)	Q1 2012	% Increase (Decrease)
Assets under custody and administration(1) (2)	$25,422	$24,371	4.3%	$23,208	9.5%
Assets under management(2)	$2,176	$2,086	4.3	$1,980	9.9

Market Indices
S&P 500® daily average	1,514	1,418	6.8	1,349	12.2
MSCI EAFE® daily average	1,668	1,544	8.0	1,516	10.0
S&P 500® average of month-end	1,527	1,418	7.7	1,362	12.1
MSCI EAFE® average of month-end	1,676	1,561	7.4	1,536	9.1
(1) Includes assets under custody of $18.588 trillion, $17.806 trillion and $16.912 trillion, as of period-end Q1 2013, Q4 2012 and Q1 2012, respectively.
(2) As of period-end.

The following table provides the components of operating-basis (non-GAAP) revenue(1) for the periods noted:

(Dollars in millions)	Q1 2013	Q4 2012	% Increase (Decrease)	Q1 2012	% Increase (Decrease)
Servicing fees	$1,175	$1,150	2.2%	$1,078	9.0%
Management fees	263	260	1.2	236	11.4
Trading services revenue:
Foreign-exchange trading	146	118	23.7	149	(2.0)
Brokerage and other fees	135	125	8.0	131	3.1
Total trading services revenue	281	243	15.6	280	0.4
Securities finance revenue	78	74	5.4	97	(19.6)
Processing fees and other revenue(1) (2)	94	115	(18.3)	112	(16.1)
Net interest revenue, fully taxable-equivalent basis(1) (3)	577	600	(3.8)	607	(4.9)
Gains (Losses) related to investment securities, net	2	21	(90.5)	11	(81.8)
Total Operating-Basis Revenue(1)	$2,470	$2,463	0.3%	$2,421	2.0%

(1)	Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.

(2)
Processing fees and other revenue for the first quarter of 2013, fourth quarter of 2012 and first quarter of 2012, presented in the table, included tax-equivalent adjustments of $34 million, $36 million and $18 million, respectively, related to tax credits generated by tax-advantaged investments. GAAP-basis processing fees and other revenue for these periods was $60 million, $79 million and $94 million, respectively. The amount previously reported for the first quarter of 2012 has been adjusted for comparative purposes.

(3)
Net interest revenue for the first quarter of 2013, fourth quarter of 2012 and first quarter of 2012, presented in the table, included tax-equivalent adjustments of $32 million, $30 million and $31 million, respectively, and excluded conduit-related discount accretion of $31 million, $52 million and $49 million, respectively. GAAP-basis net interest revenue for these periods was $576 million, $622 million and $625 million, respectively. The Company expects to record aggregate pre-tax conduit-related accretion of approximately $684 million in interest revenue from April 1, 2013 through the remaining lives of the former conduit securities. This expectation is based on numerous assumptions, including holding the securities to maturity, anticipated pre-payment speeds, credit quality and sales.

Servicing fees increased 2.2% to $1.2 billion in the first quarter of 2013 from the fourth quarter of 2012, due to stronger global equity markets and higher transaction volumes. Compared to the first quarter of 2012, servicing fees increased 9.0%, due to stronger global equity markets, net new business, and the acquired Goldman Sachs Administration Services business.
Management fees increased to $263 million in the first quarter of 2013 from $260 million in the fourth quarter of 2012, due to stronger global equity markets and net new business partially offset by lower performance fees. Compared to the first quarter of 2012, management fees increased 11.4%, primarily due to stronger equity markets and net new business.
Trading services revenue, which includes foreign-exchange trading revenue and brokerage and other fees, was $281 million in the first quarter of 2013, up 15.6% from the fourth quarter of 2012 due to strength in foreign-exchange and electronic trading. Foreign-exchange revenue increased 23.7% from the fourth quarter of 2012 due to higher volumes and volatilities. Foreign-exchange revenue decreased 2.0% from the first quarter of 2012 due to lower volatilities partially offset by higher volumes. Brokerage and other fees increased 8.0% to $135 million from the fourth quarter of 2012 due to increased electronic trading.
Securities finance revenue was $78 million in the first quarter of 2013, an increase of 5.4% from the fourth quarter of 2012 due to slightly higher volumes. Securities finance revenue decreased 19.6% from the first quarter of 2012 due to lower spreads and volumes.
Processing fees and other revenue in the first quarter of 2013 decreased 18.3% from the fourth quarter of 2012, primarily due to a gain of $10 million from the sale of a Lehman Brothers-

related asset recorded in the fourth quarter of 2012. Processing fees and other revenue in the first quarter of 2013 decreased 16.1% from the first quarter of 2012, primarily due to a $24 million positive fair-value adjustment recorded in the first quarter of 2012 related to our withdrawal from the fixed-income trading initiative.
Fully taxable-equivalent net interest revenue of $577 million in the first quarter of 2013 decreased 3.8% from $600 million in the fourth quarter of 2012 due to lower yields on earning assets. Fully taxable-equivalent net interest revenue in the first quarter of 2013 decreased 4.9% from $607 million in the first quarter of 2012 due to lower yields on earning assets partially offset by lower liability costs.
Net interest margin, including balances held at the Federal Reserve and other central banks, declined to 131 basis points in the first quarter of 2013 from 136 basis points in the fourth quarter of 2012 and from 152 basis points in the first quarter of 2012, due to lower yields on earning assets and higher levels of client deposits.
The following table provides the components of operating-basis (non-GAAP)(1) expenses for the periods noted:

(Dollars in millions)	Q1 2013	Q4 2012	% Increase (Decrease)	Q1 2012	% Increase (Decrease)
Compensation and employee benefits	$1,035	$915	13.1%	$1,064	(2.7)%
Information systems and communications	237	234	1.3	191	24.1
Transaction processing services	180	179	0.6	181	(0.6)
Occupancy	116	121	(4.1)	119	(2.5)
Other	244	265	(7.9)	244	—
Total Operating-Basis Expenses(1)	$1,812	$1,714	5.7%	$1,799	0.7%
(1) Refer to the addendum included with this news release for explanations of our non-GAAP financial measures and for reconciliations of our operating-basis financial information.
Compensation and employee benefits expenses increased 13.1% in the first quarter of 2013 from the fourth quarter of 2012, due to the effect of the $118 million of equity incentive compensation for retirement-eligible employees and payroll taxes. Compared to the first quarter of 2012, compensation and employee benefits decreased 2.7%, partially due to savings associated with the execution of the Business Operations and Information Technology Transformation program.
Information systems and communications expenses were $237 million in the first quarter of 2013, up 1.3% from the fourth quarter of 2012. Compared to the first quarter of 2012, information systems and communications expenses were up 24.1% due to costs related to transition activities in connection with the Business Operations and Information Technology Transformation program.
Other expenses decreased 7.9% to $244 million in the first quarter of 2013 from $265 million in the fourth quarter of 2012 due to lower professional fees partially offset by a $14 million one-time Lehman-related client recovery recorded in the fourth quarter of 2012.

Income Taxes
The effective tax rate on first-quarter 2013 GAAP earnings was 23.8%, up from 19.9% in the fourth quarter of 2012, primarily due to the net tax impact of Italian tax audits reflected in the fourth quarter of 2012. The effective tax rate on operating-basis earnings for the first quarter of 2013 was 23.6%, in line with 23.5% in the fourth quarter of 2012, and down from 26.6% in the first quarter of 2012, due primarily to an increase in renewable energy investments in 2013.

Capital

Capital ratios(1):	March 31, 2013	December 31, 2012	bps Increase (Decrease)	March 31, 2012	bps Increase (Decrease)
Total capital ratio	19.2%	20.6%	(140) bps	20.7%	(150) bps
Tier 1 capital ratio	18.0	19.1	(110) bps	19.1	(110) bps
Tier 1 leverage ratio	6.9	7.1	(20) bps	7.8	(90) bps
Tier 1 common ratio	16.1	17.1	(100) bps	17.2	(110) bps
Estimated pro forma tier 1 common ratio under Basel III NPRs, including impact of SSFA(2)	10.6	10.8	(20) bps	N/A	N/A
TCE ratio	7.1	7.2	(10) bps	7.5	(40) bps
(1) Unless otherwise specified, all capital ratios referenced in the table above and elsewhere in this news release refer to State Street Corporation and not State Street Bank and Trust Company. Refer to the addendum included with this news release for a further description of these ratios, and for reconciliations applicable to the tier 1 common and tangible common equity, or TCE, ratios presented in this table. All ratios are presented as of period-end.
(2) The estimated pro-forma Basel III capital ratios reflect the impact estimated by State Street of the NPRs issued by federal banking regulators in June 2012 regarding capital, primarily the application of the Simplified Supervisory Formula Approach (SSFA) to the investment portfolio. The NPRs are not final and are subject to change. Estimated Basel III capital ratio as of March 31, 2013 reflects calculations and determinations with respect to our capital and related matters as of March 31, 2013, based on State Street and external data, quantitative formulae, statistical models, historical correlations and assumptions (collectively, “advanced systems”) in effect and used by our advanced systems for those purposes as of April 19, 2013. Significant components of these advanced systems involve the exercise of judgment by us and our regulators, and our advanced systems may not accurately represent or calculate the scenarios, circumstances, outputs or other results for which they are designed or intended. Due to the influence of changes in our advanced systems, whether resulting from changes in data inputs, regulation or regulatory supervision or interpretation, State Street-specific or market activities or experiences or other updates or factors, we expect that our advanced systems and our capital ratios calculated under the Basel III standards will change and may be volatile over time, and that those latter changes or volatility could be material as calculated and measured from period to period. Refer to the addendum included with this news release for information concerning the specified capital ratios and for reconciliations of our estimated pro-forma Basel III tier 1 common ratios to the tier 1 common ratio calculated using currently applicable regulatory requirements under Basel I rules.
N/A Not applicable.
The estimated pro forma Basel III tier 1 common ratio as of March 31, 2013 was 10.6% which includes the estimated impact of the Basel III NPRs on the risk-weightings of the investment portfolio. This estimate would be 11.4% as of March 31, 2013, if adjusted on a pro forma basis to give effect as of that date to all of the projected run-off and reinvestment of our investment portfolio assets affected by the SSFA through January 1, 2015. Refer to note (2) in the table above for further information.
Common Stock Dividend and Share Purchase Program
The Company purchased approximately 6.5 million shares of its common stock at a total cost of approximately $360 million and an average price of $54.95 per share in the first quarter of 2013 and also declared a quarterly common stock dividend of $0.26 per share. In March 2013, the Board of Directors approved a new common stock purchase program authorizing the purchase of up to $2.1 billion of our common stock through March 31, 2014, reinforcing the Company's priority to return capital to its shareholders. This new common stock purchase program authorization follows the 2013 CCAR process under which the Federal Reserve reviewed State Street's 2013 capital plan and did not object to the Company's requested capital actions. The 2013 authorization represents an increase from the $1.8 billion 2012 common stock purchase program previously authorized and executed from April 2012 through February 2013.

Preferred Stock Dividends
In the first quarter of 2013, the Company declared a quarterly cash dividend on its non-cumulative perpetual preferred stock, Series C (represented by depositary shares, each representing a 1/4000th interest in a share of Series C preferred stock) of $1,312.50 per Series C share (resulting in a distribution of $0.3281 per depositary share), payable on March 15, 2013 to the holders of record of the Series C preferred stock at the close of business on February 28, 2013.

Additional Information
All earnings per share amounts represent fully diluted earnings per common share. Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period. Operating-basis return on average common equity utilizes annualized operating-basis net income available to common equity in the calculation.

Investor Conference Call
State Street will webcast an investor conference call today, Friday, April 19, 2013, at 9:30 a.m. EDT, available at www.statestreet.com/stockholder. The conference call will also be available via telephone, at +1 888/391-4233 in the U.S. or at +1 706/679-5594 outside of the U.S. The Conference ID is #28538936. Recorded replays of the conference call will be available on the web site, and by telephone at +1 855/859-2056 inside the U.S. or at +1 404/537-3406 outside the U.S. beginning approximately two hours after the call's completion. The Conference ID is #28538936. The telephone replay will be available for approximately two weeks following the conference call. This news release, presentation materials referred to on the conference call (including those concerning our investment portfolio), and additional financial information are available on State Street's website, at www.statestreet.com/stockholder under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”
State Street Corporation (NYSE: STT) is the world's leading provider of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $25.42 trillion in assets under custody and administration and $2.18 trillion in assets under management as of March 31, 2013, State Street operates globally in more than 100 geographic markets and employs 29,460 worldwide. For more information, visit State Street's website at www.statestreet.com or call +1 877/639-7788 [NEWS STT] toll-free in the United States and Canada, or +1 678/999-4577 outside those countries.

Forward-Looking Statements

This news release contains forward-looking statements as defined by United States securities laws, including statements relating to our goals and expectations regarding our business, financial and capital condition (including without limitation, our capital ratios under Basel III), results of operations, investment portfolio performance and strategies, the financial and market outlook, governmental and regulatory initiatives and developments, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as "plan," "expect," "look," "believe," "anticipate," "estimate," "seek," "may," "will," "trend," "target,” and "goal," or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to April 19, 2013.
Important factors that may affect future results and outcomes include, but are not limited to:

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the financial strength and continuing viability of the counterparties with which we or our clients do business and to which we have investment, credit or financial exposure, including, for example, the direct and indirect effects on counterparties of the current sovereign-debt risks in Europe and other regions;

•	financial market disruptions or economic recession, whether in the U.S., Europe, Asia or other regions;

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increases in the volatility of, or declines in the level of, our net interest revenue, changes in the composition of the assets recorded in our consolidated statement of condition (and our ability to measure the fair value of investment securities) and the possibility that we may change the manner in which we fund those assets;

•	the liquidity of the U.S. and international securities markets, particularly the markets for fixed-income securities and inter-bank credits, and the liquidity requirements of our clients;

•	the level and volatility of interest rates and the performance and volatility of securities, credit, currency and other markets in the U.S. and internationally;

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the credit quality, credit-agency ratings and fair values of the securities in our investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the respective securities and the recognition of an impairment loss in our consolidated statement of income;

•	our ability to attract deposits and other low-cost, short-term funding, and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements and risk profile;

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the manner and timing with which the Federal Reserve and other U.S. and foreign regulators implement the Dodd-Frank Act, the Basel II and Basel III capital and liquidity standards, and European legislation with respect to the levels of regulatory capital we must maintain, our credit exposure to third parties, margin requirements applicable to derivatives, banking and financial activities and other regulatory initiatives in the U.S. and internationally, including regulatory developments that result in changes to our structure or operating model, increased costs or other changes to how we provide services;

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adverse changes in the regulatory capital ratios that we are required to meet, whether arising under the Dodd-Frank Act, the Basel II or Basel III capital and liquidity standards or due to changes in regulatory positions, practices or regulations in jurisdictions in which we engage in banking activities, including changes in internal or external data, formulae, models, assumptions or other advanced systems used in calculating our capital ratios that cause changes in those ratios as they are measured from period to period;

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increasing requirements to obtain the prior approval of the Federal Reserve or our other regulators for the use, allocation or distribution of our capital or other specific capital actions or programs, including acquisitions, dividends and equity purchases, without which our growth plans, distributions to shareholders, equity purchase programs or other capital initiatives may be restricted;

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changes in law or regulation that may adversely affect our business activities or those of our clients or our counterparties, and the products or services that we sell, including additional or increased taxes or assessments thereon, capital adequacy requirements, margin requirements and changes that expose us to risks related to the adequacy of our controls or compliance programs;

•	our ability to promote a strong culture of risk management, operating controls, compliance oversight and governance that meet our expectations or those of our clients and our regulators;

•	the credit agency ratings of our debt and depository obligations and investor and client perceptions of our financial strength;

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delays or difficulties in the execution of our previously announced Business Operations and Information Technology Transformation program, which could lead to changes in our estimates of the charges, expenses or savings associated with the planned program and may cause volatility of our earnings;

•	the results of, and costs associated with, government investigations, litigation, and similar claims, disputes, or proceedings;

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the possibility that our clients will incur substantial losses in investment pools for which we act as agent, and the possibility of significant reductions in the valuation of assets underlying those pools;

•	adverse publicity or other reputational harm;

•	dependencies on information technology, complexities and costs of protecting the security of our systems and difficulties with protecting our intellectual property rights;

•	our ability to grow revenue, control expenses, attract and retain highly skilled people and raise the capital necessary to achieve our business goals and comply with regulatory requirements;

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potential changes to the competitive environment, including changes due to regulatory and technological changes, the effects of industry consolidation, and perceptions of State Street as a suitable service provider or counterparty;

•	potential changes in how and in what amounts clients compensate us for our services, and the mix of services provided by us that clients choose;

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the ability to complete acquisitions, joint ventures and divestitures, including the ability to obtain regulatory approvals, the ability to arrange financing as required and the ability to satisfy closing conditions;

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the risks that acquired businesses and joint ventures will not achieve their anticipated financial and operational benefits or will not be integrated successfully, or that the integration will take longer than anticipated, that expected synergies will not be achieved or unexpected disynergies will be experienced, that client and deposit retention goals will not be met, that other regulatory or operational challenges will be experienced and that disruptions from the transaction will harm our relationships with our clients, our employees or regulators;

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our ability to recognize emerging needs of our clients and to develop products that are responsive to such trends and profitable to us, the performance of and demand for the products and services we offer, and the potential for new products and services to impose additional costs on us and expose us to increased operational risk;

•	our ability to anticipate and manage the level and timing of redemptions and withdrawals from our collateral pools and other collective investment products;

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our ability to control operating risks, data security breach risks, information technology systems risks and outsourcing risks, and our ability to protect our intellectual property rights, the possibility of errors in the quantitative models we use to manage our business and the possibility that our controls will prove insufficient, fail or be circumvented;

•	changes in accounting standards and practices; and

•	changes in tax legislation and in the interpretation of existing tax laws by U.S. and non-U.S. tax authorities that affect the amount of taxes due.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2012 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this news release speak only as of the date hereof, April 19, 2013, and we do not undertake efforts to revise those forward-looking statements to reflect events after that date.